UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 18, 2006

ENTERCOM COMMUNICATIONS CORP.

(Exact Name of Registrant as Specified in Charter)

Pennsylvania	001-14461	23-1701044
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

401 City Avenue, Suite 809
Bala Cynwyd, Pennsylvania	19004
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (610) 660-5610

(Former Address of Principal Executive Offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.      Entry into a Material Definitive Agreement

On August 18, 2006, Entercom Communications Corp. (the “Company”) entered into two separate asset purchase agreements to acquire radio stations in four markets from CBS Corporation for $262 million in cash.

Specifically, the Company entered into an asset purchase agreement with CBS Radio Stations, Inc., Texas CBS Radio, L.P. and CBS Radio, Inc. of Illinois to purchase the following radio broadcast stations for a purchase price of $220 million dollars:

Austin, TX	Cincinnati, OH	Memphis, TN
KKMJ-FM	WUBE-FM	WMC-FM
KAMX(FM)	WKRQ(FM)	WMFS(FM)
KXBT(FM)	WGRR(FM)	WMC(AM)
KJCE(AM)	WAQZ(FM)

In addition, the Company entered into an asset purchase agreement with CBS Radio Stations, Inc. to purchase the following radio broadcast stations for a purchase price of $42 million dollars:

Rochester, NY
WRMM-FM
WCMF-FM
WPXY-FM
WZNE(FM)

In order to meet FCC regulations the Company will be required to divest two stations in Rochester, NY.

The closing of the transactions contemplated by these asset purchase agreements is subject to the satisfaction of all of the conditions set forth in the agreements, including (i) the consent and approval of the Federal Communications Commission (“FCC”) to the proposed assignment of the licenses issued by the FCC in connection with the operation of the stations; and (ii) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

The foregoing is a summary description of the terms of the agreements and by its nature is incomplete. For further information regarding the terms and conditions of the agreements, reference is made to the complete text of the agreements, which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Entercom Communications Corp.

By:	/s/ Stephen F. Fisher
Stephen F. Fisher
Executive Vice President and
Chief Financial Officer

Dated: August 23, 2006